Exhibit 4.1

WAIVER TO
CREDIT AGREEMENT

WAIVER, dated as of February 16, 2007 (the “Waiver”) to the Credit Agreement, dated as of dated as of January 28, 2005, among NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC., the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent (as same has been and may be further amended, restated, supplemented or otherwise modified, from time to time, the “Credit Agreement”).

RECITALS

The Company and the Bank have agreed, subject to the terms and conditions of this Waiver, to waive certain provisions of the Credit Agreement as herein set forth.

Accordingly, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.   Waiver.   The Lenders hereby waive compliance by the Borrower with the Credit Agreement and the other Loan Documents, including, but not limited to, Sections 5.01(b), 5.01(c) and 5.07 of the Credit Agreement, and hereby waive any Event of Default that would arise under the Credit Agreement, including, but not limited to, the Event of Default that would arise under paragraphs (c), (d) and (e) of Article VII of the Credit Agreement, each with respect to (a) the late receipt of (i) the Borrower’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows required pursuant to Section 5.01(b) of the Credit Agreement and (ii) the certificate of a Financial Officer of the Borrower required pursuant to section 5.01(c) of the Credit Agreement, for each of the fiscal quarters ended September 30, 2006 and December 31, 2006 and (b) the failure of the Borrower to deliver the documents described in (a)(i) above to the Securities and Exchange Commission, provided that such statements and certificate, along with cash flow projections for the fiscal quarter commencing January 1, 2007 and for the three fiscal quarters ending thereafter (collectively, the “Required Documents”), are received by the Lenders on or before March 31, 2007 and such documents and information required to be delivered to the Securities and Exchange Commission shall have been delivered on or before such date. Notwithstanding anything to the contrary herein or in the Credit Agreement, the total Revolving Credit Exposures of the Lenders shall not exceed $20,000,000 at any time prior to receipt by the Lenders of the Required Documents.

2.   Conditions of Effectiveness

This Waiver shall become effective as of the date hereof, upon receipt by the Bank of this Waiver, duly executed by the Borrower.

3.   Miscellaneous.

(a)   Capitalized terms used herein and not otherwise defined herein shall have the same meanings as defined in the Credit Agreement.

(b)   Except as expressly waived hereby, the Credit Agreement shall remain in full force and effect in accordance with the terms thereof. The Credit Agreement is ratified and confirmed in all respects by the Borrower. The waivers herein contained are limited specifically to the matters set forth above and do not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any Default or Event of Default which may occur or may have occurred under the Credit Agreement.

(c)   The Borrower hereby represents and warrants that after giving effect to this Waiver (i) the representations and warranties by the Borrower pursuant to the Credit Agreement and each other Loan Document are true and correct, in all material respects, on the date hereof, and (ii) no Default or Event of Default exists.

(d)   This Waiver may be executed in one or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement.

(e)   This Waiver shall constitute a Loan Document.

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IN WITNESS WHEREOF, the Borrower and the Lenders have caused this Waiver to be duly executed by their duly authorized officers, all as of the day and year first above written.

NATIONAL MEDICAL HEALTH CARD
SYSTEMS, INC.

By:	/s/ Stuart Diamond
Name:	Stuart Diamond
Title:	CFO

JPMORGAN CHASE BANK, N.A., individually
and as Administrative Agent,

By:	/s/ Stephen M. Zajac
Name:	Stephen M. Zajac
Title:	Senior Vice President

HSBC BANK USA

By:	/s/ John Garside
Name:	John Garside
Title:	Vice President

WACHOVIA BANK, N.A.

By:	/s/ Daniel W. O’Donnell
Name:	Daniel W. O’Donnell
Title:	Senior Vice President